EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Cardio Diagnostics Holdings, Inc. 2022 Equity Incentive Plan of our report dated May 4, 2022, relating to the financial statements of Cardio Diagnostics, Inc. for the years ending December 31, 2021 and 2020.

/s/ Prager Metis CPA’s LLC

Hackensack, New Jersey

March 22, 2023